SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 12, 2003

                              SITI-Sites.com, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                 0-15596             75-1940923
(State or other jurisdiction             (Commission         IRS Employer
of incorporation or organization)        File Number)        Identification No.)

                      47 Beech Road, Englewood, New Jersey         07631
                    (Address of principal executive offices)     (Zip Code)

                  111 Lake Avenue, Suite #7, Tuckahoe, New York    10707
                      (Address of Chief Financial Officer)       (Zip Code)

Registrant's telephone number, including area code (212) 925-1181

          (Former name or former address, if changed since last report)

      ITEM 1. LEGAL PROCEEDINGS

            Siti-Sites.com, Inc. (the "Company") filed a civil suit in the United States District Court for the Southern District of New York on November 12, 2003. The Company's Complaint alleges that its patent attorneys and departing patent licensing executives, in late 1998 and thereafter, purchased its valuable patents on cell-phone technology for $24,000 by concealing their nature and value. The defendants have realized $10 million in gross proceeds therefrom, to date.

            The Company's claims arise from a period when it was previously named Spectrum Information Technologies, Inc. The claims all stem from the alleged breach of fiduciary duties by the defendants. The claims have been under investigation by the Company under counsel's supervision, for the past few months. The Company is seeking damages in excess of $10 million, and a court-ordered trust on future proceeds from its former patents.

            This is complex litigation, expected to be contested vigorously by several defense firms and to continue for several years. No assurance can be given as to the ultimate outcome thereof. Martin M. Green, Esq. and his firm of Green, Schaaf & Jacobson, P.C. based in Clayton, Missouri, have been retained as the Company's Special Counsel, for the litigation and ultimate trial of this matter. The Company has retained Gary Cooper, Esq. and Cooper & McCann, LLP. as its New York Counsel.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 17, 2003

                                        SITI-Sites.com, Inc.


                                        By  /s/ Lawrence M. Powers
                                           ----------------------------------
                                           Lawrence M. Powers
                                           Chief Executive Officer and
                                           Chairman of the Board of Directors